UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant

Filed by a Party other than the Registrant

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    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to Section 240.14a-12

GREENHILL & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2008

Dear Stockholders:

You are cordially invited to join us for our 2008 annual meeting of stockholders, which will be held on Wednesday, April 30, 2008, at 11:00 am ET, at the Waldorf-Astoria, 301 Park Avenue, New York, New York 10022. Holders of record of our common stock as of March 10, 2008 are entitled to notice of and to vote at the 2008 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet. Instructions on how to vote via the Internet are on the proxy card.

If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting, as described under ‘‘How can I attend the meeting?’’ on page 3 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, April 30, 2008 at 11:00 a.m., Eastern Time
Place:	Waldorf-Astoria 301 Park Avenue New York, New York 10022
Items of Business:	1. The election of directors.
2. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2008.
3. The approval of Greenhill’s Equity Incentive Plan.
4. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 10, 2008.
Voting by Proxy or via the Internet:
Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, American Stock Transfer & Trust Company, for which no postage is required if mailed in the United States. Instructions on how to vote via the Internet are on the proxy card.
By Order of the Board of Directors

Secretary

i

Greenhill & Co., Inc. (which we refer to as ‘‘Greenhill’’ or ‘‘we’’ in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 30, 2008, and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 20, 2008.

Questions and Answers about the Annual Meeting and Voting

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions and approval of our Equity Incentive Plan from our stockholders.

Who is entitled to vote at the meeting?

The Board has set March 10, 2008, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 10, 2008, you are entitled to vote at the meeting. As of the record date, 26,836,245 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 26,836,245 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet.

How do I submit my proxy vote?

If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.

If you wish to vote using a proxy, please return your signed proxy card to us before the annual meeting.

If you hold your shares in ‘‘street name,’’ you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.

What is the difference between a stockholder of record and a ‘‘street name’’ holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in ‘‘street name.’’ Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under ‘‘How do I submit my proxy vote?’’

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet?

Internet voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholders identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet, please do not return a signed proxy card. Stockholders who hold their shares through a bank of broker can vote via the Internet if that option is offered by the bank or broker.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The approval of a plurality of the votes of the shares present at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditors and to approve our Equity Incentive Plan.

How are votes counted?

You may either vote ‘‘FOR’’ or ‘‘WITHHOLD’’ authority to vote for each nominee for the Board of Directors. You may vote ‘‘FOR,’’ ‘‘AGAINST’’ or ‘‘ABSTAIN’’ on the other proposals.

If you submit your proxy or vote via the Internet but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

The New York Stock Exchange permits a member broker who holds shares in street name for customers to vote on certain items even if the broker has not received instructions from the beneficial owner of the shares.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2008; and

•	FOR the approval of Greenhill’s Equity Incentive Plan.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or vote via the Internet but do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2008; and

•	FOR the approval of Greenhill’s Equity Incentive Plan.

Can I change my vote after submitting my proxy?

Yes. Whether you vote by mail or via the Internet, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	By sending a written notice of revocation to the Secretary of Greenhill;

•	By submitting a later-dated proxy to the Secretary of Greenhill;

•	By voting via the Internet or a later time; or

•	By voting in person at the meeting.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Please let us know if you plan to attend the meeting when you return your proxy, by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular compensation.

Security Ownership of Directors, Officers and Certain Beneficial Owners

Our executive officers and directors are encouraged to own Greenhill common stock, par value $.01 per share, to further align management’s and stockholders’ interests.

The following table shows how many shares of our common stock were beneficially owned as of February 21, 2008, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, except as noted below no stockholder beneficially owned more than five percent of our common stock as of February 21, 2008. The percentage has been calculated on the basis of 26,836,245 shares of common stock outstanding as of February 21, 2008 (excluding treasury stock).

The address for each listed stockholder (other than AXA and Morgan Stanley) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Robert F. Greenhill (1)	4,948,042	18.4%
Scott L. Bok (2)	1,548,868	5.8%
Simon A. Borrows	1,551,994	5.8%
Robert H. Niehaus (3)	1,164,788	4.3%
John D. Liu	125,545	*
Harold J. Rodriguez, Jr. (4)	91,246	*
Ulrika Ekman	21,092	*
John C. Danforth	4,364	*
Steven F. Goldstone	5,976	*
Stephen L. Key	5,154	*
Isabel V. Sawhill	5,976	*
All Directors and Executive Officers as a group (11 persons)	9,473,396	35.3%
5% Stockholders:
Timothy M. George (5)	1,536,979	5.7%
James R. C. Lupton	1,544,188	5.8%
AXA (6)	1,657,097	6.2%
Morgan Stanley (7)	2,154,666	8.0%

*	Less than 1% of the outstanding shares of common stock.
(1)	Robert F. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 3,969,450 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 961,472 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.
(2)	Includes 175,000 shares held by the Bok Family Foundation. Mr. Bok disclaims beneficial ownership of the shares held by the Bok Family Foundation.
(3)	Includes 4,500 shares held in three trusts of which Mr. Niehaus’ children are beneficiaries and 100,000 shares held by the Robert C. and Kate Niehaus Foundation. Mr. Niehaus expressly disclaims beneficial ownership of the 104,500 shares of common stock held by the trusts and the foundation.

(4)	Includes 34,981 shares held by Jacquelyn F. Rodriguez.
(5)	Includes 136,000 shares held in two trusts of which Mr. George is a co-trustee.
(6)	Address: 25, avenue Matignon, 75008 Paris, France.
(7)	Address: 1585 Broadway, New York, NY 10036.

The following numbers of shares are ‘‘pledged as security’’ under the non-competition and pledge agreements described on page 19 Mr. Greenhill, 804,550 shares; Mr. Bok, 267,613 shares; Mr. Borrows, 267,613 shares; Mr. Niehaus, 201,209 shares; Mr. Liu, 22,482 shares; and Mr. Rodriguez, 14,988 shares. Except for such pledges, the named executive officers are not currently permitted to transfer, hedge or otherwise dispose of the economic risk of ownership of the shares through short sales, option transactions or use of derivative instruments.

Messrs. Greenhill, Bok, Borrows, Niehaus, Liu, George, Lupton and Rodriguez and Ms. Ekman are employees of Greenhill. They beneficially own approximately 47% of our common stock in the aggregate. In addition, other employees of Greenhill beneficially own approximately 11% of the common stock of Greenhill.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. We believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2007 were satisfied.

Item 1 — Election of Directors

The number of directors currently serving on our Board of Directors (which we also refer to as our ‘‘Board’’) is seven. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors.

The Board of Directors recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves.

Robert F. Greenhill, 71, our founder, has served as our Chairman since the time of our founding in 1996 and served as our Chief Executive Officer between 1996 and October 2007. Mr. Greenhill was a member of our Management Committee since its formation in January 2004 until October 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Greenhill is also a member of the Investment Committee of Greenhill Capital Partners. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was chairman and chief executive officer of Smith Barney Inc. and a member of the board of directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee.

Scott L. Bok, 48, has served as Co-Chief Executive Officer since October 2007 and served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. From 2001 until the formation of our Management Committee, Mr. Bok participated on the two-person administrative committee responsible for managing Greenhill’s operations. Mr. Bok has also served as a Senior Member of Greenhill Capital Partners since its formation and is a member of its Investment Committee. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a managing director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok also serves as Chief Executive Officer of GHL Acquisition Corp. Mr. Bok is a member of the board of directors of Heartland Payment Systems, Inc., GHL Acquisition Corp. and various private companies, and a member of the Boards of Trustees of the University of Pennsylvania, the Chapin School and Prep for Prep.

Simon A. Borrows, 49, has served as our Co-Chief Executive Officer since October 2007 and served as our Non-U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Borrows has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. From 2001 until the formation of our Management Committee, Mr. Borrows participated on the two-person administrative committee responsible for managing Greenhill’s operations. Mr. Borrows is also a member of the Investment Committee of Greenhill Capital Partners and Greenhill Capital Partners Europe. Mr. Borrows joined Greenhill as a Managing Director in June 1998. Prior to joining Greenhill, Mr. Borrows was the managing director of Baring Brothers International Limited (the corporate finance division of ING Barings), a position Mr. Borrows had held since 1995. Mr. Borrows was a director of Baring Brothers from 1989 to 1998. Prior to joining Baring Brothers in 1988, Mr. Borrows worked in the corporate finance department of Morgan Grenfell.

John C. Danforth, 71, has served on our Board of Directors since February of 2005. He served as the United States Representative to the United Nations between July of 2004 and January of 2005 and, except during his service at the United Nations, has been a Partner in the law firm of Bryan Cave LLP since 1995. He served in the United States Senate from 1976 to 1995. Senator Danforth is a Director of Cerner Corporation. He is ordained to the clergy of the Episcopal Church.

Steven F. Goldstone, 62, has served on our Board of Directors since July of 2004. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was chairman and chief executive officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. and a director of Merck & Co. and Trane, Inc. Mr. Goldstone is also a director of several private companies and non-profit organizations.

Stephen L. Key, 64, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. Since 2001, he has served as the Vice Chairman and Chief Financial Officer of J.D. Watkins Enterprises, Inc. and as a member of its Advisory Board of Directors. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key is also a member of the Board of Trustees of the Rhode Island School of Design and is a director of a private company.

Isabel V. Sawhill, 70, has served on our Board of Directors since July of 2004. Dr. Sawhill currently serves as a Senior Fellow (Ecomomic Studies ) of the Brookings Institution. From 2003 until 2006, Dr. Sawhill was Vice President and Director of Economic Studies at the Brookings Institution and prior to that had been a senior fellow at Brookings since 1997. From 1995 until 1997 she was a Senior Fellow at the Urban Institute. From 1993 until 1995, she served as an Associate Director at the Office of Management and Budget. Ms. Sawhill is a member of the Board of Directors of a number of non-profit organizations.

Information Regarding the Board of Directors and Corporate Governance

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our Web site at www.greenhill.com. Other corporate governance documents also are available on our Web site, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.

Director Independence

Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as ‘‘independent’’ unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under ‘‘Certain Relationships and Related Transactions’’ below. The Board also examined transactions and relationships between directors or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

The Board determined that none of Ms. Sawhill or Messrs. Danforth, Goldstone, or Key

•	had any material relationship with Greenhill (other than as directors)

•	had any material relationship, either directly or as a partner, shareholder or officer of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $100,000 in direct compensation from Greenhill (other than director and committee fees)

•	is affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•	is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•	is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

As a result of this review the Board affirmatively determined that each of our non-employee directors (Steven F. Goldstone, John C. Danforth, Stephen L. Key and Isabel V. Sawhill) is ‘‘independent’’ as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill, Bok and Borrows cannot be considered independent directors because of their employment as executive officers and share ownership of Greenhill.

Meetings of the Independent Directors

In addition to the committees of the Board of Directors described above, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill, Bok and Borrows) and other members of management do not participate. The independent directors take turns serving as the presiding director of these executive sessions.

Committees of the Board

Audit Committee

Members:
Stephen L. Key (Chairman)
Isabel V. Sawhill
John C. Danforth

The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are ‘‘independent’’ as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that all members of the Audit Committee have the accounting or related financial expertise required by the applicable New York Stock Exchange listing standards and that Mr. Key is an ‘‘audit committee financial expert’’ as defined by applicable regulations of the Securities and Exchange Commission. While we do not have a policy that limits the number of public company audit committees on which the members of our Audit Committee may serve, none of the members of our Audit Committee currently serves on more than three such audit committees.

The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which is available on our Web site at www.greenhill.com. The Audit Committee met five times during 2007. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met three times during 2007.

Compensation Committee

Members:
Steven F. Goldstone (Chairman)
Stephen L. Key
Isabel V. Sawhill

The Board of Directors has determined that all members of the Compensation Committee are ‘‘independent’’ as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the chief executive officers), approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. In addition, the Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee has adopted and operates under a written charter, which is available on our Web site at www.greenhill.com. The Compensation Committee met twice during 2007.

Nominating and Governance Committee

Members:
Isabel V. Sawhill (Chairman)
Steven F. Goldstone
Stephen L. Key

The Board of Directors has determined that all members of the Nominating and Governance Committee are ‘‘independent’’ as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, which is available on our Web site at www.greenhill.com. The Nominating and Governance Committee met once during 2007.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. All of our directors attended the annual meeting of stockholders in 2007.

Procedures for Contacting the Board of Directors

The Board has established a process for stockholders and other interested parties to send written communications to the Board or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022. The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors or the Audit Committee or its Chairman.

Procedures for Selecting and Nominating Director Candidates

In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.

We have not adopted any procedures by which stockholders may recommend nominees to the Board. In light of the fact that more than 50% of our outstanding common stock is owned by our employees, we do not consider such a procedure necessary at this time, but the Nominating and Governance Committee may reconsider the need for such a procedure should our stock ownership profile change materially in the future.

Director and Officer Indemnification

We have entered into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our amended and restated certificate of incorporation.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our Web site at www.greenhill.com.

We intend to post on our Web site any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions within five business days following the date of such amendment or waiver.

Executive Compensation — Compensation Discussion and Analysis

Overview and Process

The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors, has overall responsibility for evaluating and approving the executive officer base salary, incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs of the company. We have not retained any compensation or similar consultants to assist in determining forms or amounts of compensation. Rather, the Compensation Committee maintains a dialogue with the management of Greenhill regarding compensation, industry practices, and the contributions of individual executives which are taken into account in determining compensation. The Compensation Committee in approving annual compensation also is aware of the amounts of compensation previously awarded to the executive officers and their level of stock ownership.

Compensation Philosophy

Given the critical importance of human capital to our business, we have designed our executive compensation program to attract, motivate and retain the executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value. Our compensation policy has not changed since our initial public offering. A substantial portion of each executive’s total compensation is variable and delivered on a pay-for-performance basis. We are committed to utilizing the executive compensation program to cement our ownership culture and to broaden employee ownership over time. We strongly believe that executive and employee ownership directly aligns the interests of employees and stockholders and promotes long-term stockholder value creation. The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentives, and for those of our executive officers who are active in our merchant banking business, profit overrides earned by our merchant banking funds, each of which is described below. It is our policy that compensation and benefits in the aggregate represent 50% or less of our revenues. In allocating compensation to our executive officers and other senior professionals, our primary emphasis is on evaluating the relative contribution to the company that each executive officer and other senior professional has made and on allocating compensation fairly to reflect those contributions.

Components of Compensation

Base Salary    Consistent with industry practice, the base salaries for our executive officers generally account for a relatively small portion of their overall compensation. Executive officer base salaries and subsequent adjustments, if any, will be determined by the Compensation Committee, based on a review of relevant publicly available market data and other factors the Compensation Committee believes are relevant. In addition, the Compensation Committee will consider salary adjustments for the organization’s broader employee population.

Annual base salaries for executive officers were set at $600,000 at the time of our initial public offering in 2004 and have remained at that level since then.

Incentive Compensation    Incentive compensation is a key component of Greenhill’s executive compensation strategy. Bonus payouts are generally based on the company’s operating performance and each individual’s contributions to revenue as well as to the development of the company’s client base, strategic development, market position and management. Consistent with our philosophy regarding executive ownership, the executive officer bonuses are generally payable in the form of cash and restricted stock units. The proportion of cash to restricted stock may vary from year to year depending on the amount of revenues, industry practices and other factors. For example, bonuses paid in respect of fiscal year 2007 were paid in cash and restricted stock units, with the equity component generally representing 18% of the total incentive payout. Greenhill believes the use of significant equity-based awards as part of the compensation program will support the achievement of the firm’s long-term objectives and stockholder value creation, further align executive and stockholder interests and promote executive ownership. Performance bonuses are only granted once a year, generally at the meeting of the Compensation Committee held in January once the revenue and other financial information is available; however, we often make restricted stock unit grants to new employees at the time that they join the firm to foster a sense of ownership.

The restricted stock units generally will vest over a period of five years, consistent with our desire to maximize long-term retention of senior professionals. Restricted stock units generally vest pro rata over a five year period but some awards may not vest at all for five years, when they vest fully. Restricted stock units are only transferable in limited circumstances. We pay dividend equivalents to the holders of unvested restricted stock units.

Profit Overrides    In addition to base salary and incentive compensation described above, those executive officers who also serve as members of the investment committees of our merchant banking funds or are otherwise actively involved with those funds, and other employees who have played significant roles in the investments made by our funds, may receive as additional compensation in any fiscal year from profit overrides allocated to such executive officers in previous fiscal years (subject to achievement of a minimum investment return for our funds’ outside investors). Profit overrides in respect of any new investment are allocated on an annual basis in the same year as such investment is made to employees based on the recommendations of the chairmen of the respective investment committees; to the extent that any portion of available profit overrides was not allocated to specific individuals at the beginning of a year, such unallocated portions may be allocated to employees as a performance bonus in respect of the investment. Up to one-half of the profit overrides payable by the investors in our funds is allocated to employees in the year each investment is made. The remainder of the profit overrides is allocated to Greenhill. The ultimate value of the profit override in respect of an investment will not be determinable until that investment has been fully divested or otherwise monetized by the fund in question, a process which can take many years. No portion of such profit overrides is paid to employees until such time as the profit overrides are actually paid to Greenhill by the funds. Profit overrides are subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Other Forms of Compensation    We provide Mr. Greenhill with a car and driver. In addition, Mr. Greenhill uses an aircraft owned by the Company for personal travel; Mr. Greenhill reimburses us for the costs associated with the use of the aircraft. We do not provide any other perquisites to Mr. Greenhill or any other employees. We do not have any pension, severance or deferred compensation plans, except for our tax qualified 401(k) plan.

Allocation of Compensation

Bonuses (including cash and restricted stock units) are awarded once at the beginning of each calendar year in respect of performance for the preceding year. In order to determine the amount of bonuses to be awarded to the executive officers, we begin by determining the available bonus pool, which is calculated by multiplying our revenues for the immediately preceding year by a percentage (determined by management in consultation with the Compensation Committee but not to exceed 50%), and subtracting from that number the salaries paid to all employees, certain other compensation expenses and the bonuses payable in respect of the preceding fiscal year to all employees other than the managing directors. The remaining amount is then available for payment of bonuses to managing directors.

The actual percentage of our revenues which was recorded as compensation expense during 2007 was 46%. The actual percentage is determined by management in consultation with the Board of Directors and based on such factors as the relative level of revenues, the anticipated compensation requirements for each quarter (which may vary depending on the level of recruitment of new managing directors in that quarter and other factors), and the level of other costs and expenses.

Management then reviews the relative contributions of each managing director, including the named executive officers, including contributions made to revenues (both advisory and merchant banking revenues), business development and the expansion and development of Greenhill. On the basis of this review, management then makes a proposal to the Compensation Committee regarding the total amount of bonus and the allocation between cash and restricted stock units. A proposal for the allocation of profit overrides is made by the chairmen of the respective investment committees based on a similar review of the contributions of the employees involved in the merchant banking business.

In determining the amount of compensation of the named executive officers for 2007, the Compensation Committee considered the contributions to revenues, business development and development of the firm of all of the officers. The Compensation Committee also considered their contributions to the merchant banking business, including contributions to the generation of revenue and the sourcing of new investments and execution of transactions.

Executive Stock Ownership

All of our executive officers own significant amounts of stock in Greenhill. See ‘‘Security Ownership of Directors, Executive Officers and Certain Beneficial Owners.’’ Pursuant to agreements that were entered into at the time of our public offering in 2004, our executive officers (other than Ms. Ekman) have agreed not to transfer the shares they owned at the time of the public offering for a period of five years following the initial public offering other than in certain limited circumstances. In addition, new grants of restricted stock units made to such officers as compensation are subject to restrictions on vesting. In addition, all of our executive officers have made significant investments in our private equity funds. As a result, we believe our executive officers have a demonstrable and significant interest in increasing the stockholders’ value over the long term.

Tax and Accounting Implications

Policy on Qualifying Compensation for Deductibility    Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe such payments are in our stockholders’ interests.

Compliance with Section 409A of the Internal Revenue Code    We structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation    Beginning on January 1, 2005, we began accounting for stock-based compensation in accordance with the requirements of FASB Statement 123 (R). This accounting practice has not caused us to change our compensation procedures.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
Steven F. Goldstone, Chairman
Stephen L. Key
Isabel V. Sawhill

Recent Developments

On March 14, 2008, John D. Liu resigned as Chief Financial Officer, Assistant Treasurer and managing director and the Board of Directors appointed Richard J. Lieb as Chief Financial Officer and Assistant Treasurer. On the same date, the Board of Directors appointed Harold J. Rodriguez, Jr. to serve as Chief Administrative Officer. Moreover, on February 14, 2008, Ulrika Ekman resigned as Secretary and General Counsel to become our Co-Head of U.S. M&A and the Board of Directors appointed Jodi B. Ganz to serve as Secretary and Acting General Counsel.

EXECUTIVE Compensation TableS

Summary Compensation Table

Name	Year	Salary		Stock Awards (1)	Non-Equity Incentive (2)	All Other Comp.		Total
Robert F. Greenhill(3)
Chairman	2007	600,000		2,901,448	3,492,488	12,384,575	(4)	19,378,511
	2006	600,000		1,474,436	3,876,061	6,904,834	(5)	12,855,331
Scott L. Bok(6)
Co-Chief Executive Officer	2007	600,000		2,551,545	8,207,488	10,746,393	(7)	22,105,426
	2006	600,000		971,362	3,876,061	8,771,660	(8)	14,219,083
Simon A. Borrows(9)
Co-Chief Executive Officer	2007	675,440	(10)	2,874,332	16,544,560	4,137,081	(11)	24,231,413
	2006	621,961	(12)	1,443,845	3,865,132	1,761,264	(13)	7,692,202
Robert H. Niehaus
Chairman, Greenhill Capital	2007	600,000		732,510	1,279,488	23,068,745	(14)	25,680,743
Partners	2006	600,000		396,262	942,728	20,372,021	(15)	22,311,011
John D. Liu(16)
Chief Financial Officer	2007	600,000		501,350	8,822,488	314,605	(17)	10,238,443
	2006	600,000		225,194	1,201,728	196,699	(18)	2,223,621
Harold J. Rodriguez, Jr.
Chief Administrative Officer	2007	600,000		130,842	710,303	988,668	(19)	2,429,813
Ulrika Ekman(20)
General Counsel and Secretary	2007	600,000		130,947	634,117	76,304	(21)	1,441,368

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year in question in accordance with FAS 123(R) of awards made pursuant to our Equity Incentive Plan and includes amounts from awards granted in the indicated fiscal year and where applicable prior years. In addition, in January of 2008, the named executive officers were granted additional awards of restricted stock units (which we refer to as RSUs) under our Equity Incentive Plan in respect of fiscal year 2007 performance as follows: Mr. Greenhill, 13,564 RSUs; Mr. Bok, 29,164 RSUs; Mr. Borrows, 56,971 RSUs; Mr. Niehaus, 6,240 RSUs, Mr. Liu, 31,198 RSUs, Mr. Rodriguez, 4,360 RSUs, and Ms. Ekman 4,108 RSUs. All of these awards will vest ratably over five years and the expense associated with such awards will be reported in subsequent proxy statements.
(2)	These amounts reflect the cash awards to the named individuals in respect of performance in the referenced year. We refer to this portion of our incentive compensation as a bonus.
(3)	On October 25, 2007, Mr. Greenhill resigned from his position as Chief Executive Officer of Greenhill. Mr. Greenhill remains Chairman of the Board of Directors and a managing director of Greenhill.
(4)	Consists of $12,001,000 in cash and securities distributed in respect of profit overrides on investments made by Greenhill Capital Partners (or GCP) (‘‘Profit Overrides’’) awarded in previous fiscal years; $198,096 in dividend equivalent payments made in respect of unvested RSUs (‘‘Dividend Equivalent Payments’’); $177,967 of costs and expenses associated with the car and driver we provide for Mr. Greenhill (‘‘Auto Expenses’’); $6,512 in profit sharing contributions and a $1,000 matching contribution to Mr. Greenhill’s 401(k) Profit Sharing Plan. In addition, Mr. Greenhill was awarded a portion of the Profit Overrides in respect of the investments to be made by GCP in 2007, subject to vesting (‘‘2007 Profit Override Percentage’’). Mr. Greenhill’s 2007 Profit Override Percentage was 0.50%.
(5)	Consists of $6,642,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $77,727 in Dividend Equivalent Payments; $177,835 of Auto Expenses; $6,272 in profit sharing contributions and a $1,000 matching contribution to Mr. Greenhill’s 401(k) Profit Sharing Plan. In addition, Mr. Greenhill was awarded a portion of the Profit Overrides on investments made by GCP in 2006, subject to vesting (‘‘2006 Profit Override Percentage’’). Mr. Greenhill’s 2006 Profit Override Percentage was 0.57% for investments made in the first half of 2006 and 0.527% for investments made in the second half of 2006.

(6)	Prior to his appointment as Co-Chief Executive Officer, Mr. Bok served as our U.S. President.
(7)	Consists of $10,581,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $157,881 in Dividend Equivalent Payments; $6,512 in profit sharing contributions and $1000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan. Mr. Bok was also awarded a 2007 Profit Override Percentage of 1.50%, as well as a portion of the profit overrides on investments made by Greenhill Capital Partners Europe in 2007 (‘‘GCPE Profit Override Percentage’’), in respect of one such investment, of 1.0%.
(8)	Consists of $8,711,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $53,388 in Dividend Equivalent Payments; $6,272 in profit sharing contributions and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan. Mr. Bok was also awarded a 2006 Profit Override Percentage of 1.790% for investments made in the first half of 2006 and 1.6548% for investments made in the second half of 2006.
(9)	Prior to his appointment as Co-Chief Executive Officer, Mr. Borrows served as our Non-U.S. President.
(10)	Mr. Borrows’ base salary was paid in British pound sterling and converted to U.S. dollars using an exchange rate of $2.00 to £1.
(11)	Consists of $3,942,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years and $195,081 in Dividend Equivalent Payments. In addition, Mr. Borrows was also awarded a GCPE Profit Override Percentage of 1.0%.
(12)	Mr. Borrows’ base salary of $600,000 was paid in British sterling and converted to U.S. dollars using a rate of $1.84 to £1.
(13)	Consists of $1,678,000 in cash distributed in respect of Profit Overrides awarded in previous fiscal years; $76,044 in Dividend Equivalent Payments; and $7,220 of contributions to Mr. Borrows’ defined contribution scheme in the United Kingdom.
(14)	Consists of $23,004,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $58,233 in Dividend Equivalent Payments; and $6,512 in profit sharing contributions. In addition, Mr. Niehaus was awarded a 2007 Profit Override Percentage of 3.4% and a GCPE Profit Override Percentage of 1.0%.
(15)	Consists of $20,340,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $24,749 in Dividend Equivalent Payments; and $6,272 in profit sharing contributions and a $1,000 matching contribution to Mr. Niehaus’ 401(k) Profit Sharing Plan. In addition, Mr. Niehaus was awarded a 2006 Profit Override Percentage of 4.47% for investments made in the first half of 2006 and 4.1324% for investments made in the second half of 2006.
(16)	On March 14, 2008, Mr. Liu resigned as Chief Financial Officer and managing director and the Board of Directors appointed Richard J. Lieb as Chief Financial Officer.
(17)	Consists of $273,724 in cash distributed in respect of Profit Overrides awarded in previous fiscal yars, $33,369 in Dividend Equivalent Payments, $6,512 in profit sharing contributions and $1,000 in matching contributions to Mr. Liu’s 401(k) Profit Sharing Plan.
(18)	Consists of $177,000 in cash distributed in respect of Profit Overrides awarded in previous fiscal years; $12,427 in Dividend Equivalent Payments; $6,272 in profit sharing contributions and $1,000 in matching contributions to Mr. Liu’s 401(k) Profit Sharing Plan.
(19)	Consists of $975,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $6,156 in Dividend Equivalent Payments; $6,512 in profit sharing contributions and $1,000 in matching contributions to Mr. Rodriguez’ 401(k) Profit Sharing Plan. In addition, Mr. Rodriguez was awarded a 2007 Profit Override Percentage of 0.10%.
(20)	On March 14, 2008, Ms. Ekman resigned as General Counsel and Secretary to become our Co-Head of U.S. M&A and the Board of Directors appointed Jodi B. Ganz as Acting General Counsel and Secretary.
(21)	Consists of $35,000 in cash and securities distributed in respect of Profit Overrides awarded in previous fiscal years; $33,792 in Dividend Equivalent Payments; $6,512 in profit sharing contributions and $1,000 in matching contributions to Ms. Ekman’s 401(k) Profit Sharing Plan. In addition, Ms. Ekman was awarded a 2007 Profit Override Percentage of 0.20%.

Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	All Other Stock Awards (2)	Grant Date Fair Value of Stock Awards
Robert F. Greenhill	January 1, 2007	See Note 1	54,050	$4,050,000
Scott L. Bok	January 1, 2007	See Note 1	54,050	4,050,000
Simon A. Borrows	January 1, 2007	See Note 1	53,904	4,039,020
Robert H. Niehaus	January 1, 2007	See Note 1	12,678	950,000
John D. Liu	January 1, 2007	See Note 1	9,889	741,000
Harold J. Rodriguez, Jr.	January 1, 2007	See Note 1	3,021	226,364
Ulrika Ekman	January 1, 2007	See Note 1	2,746	205,728

(1)	As described in the ‘‘Compensation Discussion and Analysis’’, bonuses are payable to the named executive officers in part in cash and in part in restricted stock units. As described in the ‘‘Compensation Discussion and Analysis’’ above, the actual amounts paid to our executive officers are determined by our Compensation Committee once the available bonus pool is known and are subject to a percentage cap on each executive officer’s potential bonus which is set by the Compensation Committee at the beginning of each performance period. See footnote 1 of the Summary Compensation Table for information on the restricted stock units granted to the named executive officers in respect of 2007 performance.
(2)	These restricted stock units were granted in 2007 as a part of incentive compensation in respect of 2006 performance. These awards will vest as to 20% on each anniversary of the grant date (the first vesting occurred on January 1, 2008; the awards that vested on that date are included in the amounts shown in this column).

Outstanding Equity Awards at Fiscal Year End 2007

Name	Number of Units That Have Not Vested (1)	Market Value of Units That Have Not Vested ($) (2)
Robert F. Greenhill	52,012 (A) 31,481 (B) 19,676 (C) 54,050 (D)
	157,219	$10,451,919
Scott L. Bok	38,642 (A) 20,068 (B) 12,542 (C) 54,050 (D)
	125,302	$8,330,077
Simon A. Borrows	50,791 (A) 30,850 (B) 19,281 (C) 53,904 (D)
	154,826	$10,292,832
Robert H. Niehaus	21,724 (A) 7,271 (B) 4,544 (C) 12,678 (D)
	46,217	$3,072,506

Name	Number of Units That Have Not Vested (1)	Market Value of Units That Have Not Vested ($) (2)
John D. Liu	9,059 (A) 4,637 (B) 2,898 (C) 9,889 (D)
	26,483	$1,760,590
Harold J. Rodriguez, Jr.	1,148 (B) 717 (C) 3,021 (D)
	4,886	$324,821
Ulrika Ekman	2,394 (A) 972 (B) 607 (C) 2,746 (D) 18,286 (3)
	25,005	$1,662,332

(1)	The units referred to in this column are restricted stock units granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Those awards marked (A) will vest as to 100% of January 1, 2010; those awards marked (B) vested as to 20% on January 1, 2008 and will vest ratably on January 1 of each of 2009, 2010 and 2011; and those awards marked (C) will vest as to 100% on January 1, 2011, and those marked (D) vested as to 20% on January 1, 2008, and will vest ratably on January 1 of each of 2009, 2010, 2011 and 2012.
(2)	The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2007 (the last trading day of 2007), $66.48. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.
(3)	Units granted to Ms. Ekman at the time of our initial public offering, which will vest ratably on May 4, 2008 and May 4, 2009.

Stock Vested as of Fiscal Year End 2007

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting ($) (1)
Robert F. Greenhill	7,870	$580,806
Scott L. Bok	5,016	370,181
Simon A. Borrows	7,712	569,146
Robert H. Niehaus	1,817	134,095
John D. Liu	1,159	85,534
Harold J. Rodriguez, Jr.	287	21,181
Ulrika Ekman (2)	9,385	626,510

(1)	Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting by $73.80, the closing market price of the shares on the last trading date prior to January 1, 2007 (the date on which the vesting occurred).
(2)	Value realized upon vesting equals the sum of $608,650 (in respect of shares vested on May 4, 2007) and $17,860 (in respect of shares vested on January 1, 2007), in each case calculated using the closing prices of $66.57 and $73.80 as of the respective vesting dates.

Director Compensation Table

Director Compensation 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
John C. Danforth	$0	$100,023	$100,023
Steven F. Goldstone	0	100,023	100,023
Stephen L. Key	57,500	57,432	114,932
Isabel V. Sawhill	0	100,023	100,023

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS123 (R) for awards pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.

During 2007, directors who were not Greenhill employees received an annual retainer of $100,000 for service on our Board of Directors payable at their option either in cash or stock or a combination. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual cash retainer of $15,000, which was paid in a combination of cash and stock.

In addition to the annual retainer, each non-employee director receives an award of restricted stock units with a fair market value of $50,000 upon his or her initial appointment or election to the Board.

Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and Board committees. We may also arrange transportation for our directors to and from Board meetings. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 regarding securities issued under our equity compensation plans that were in effect during fiscal 2007.

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	None	—	$—	—
Equity compensation plans not approved by security holders	Equity Incentive Plan(1)	1,746,363	—(2)	17,338,031
Total		1,746,363	—	17,338,031

(1)	Our Equity Incentive Plan was established prior to our initial public offering in May 2004 and, as a result, did not require approval by security holders.
(2)	The restricted stock units awarded under our Equity Incentive Plan were granted at no cost to the persons receiving them and do not have an exercise price.

Employment, Non-Competition And Pledge Agreements

We entered into employment, non-competition and pledge agreements with those of our managing directors who were members of Greenhill & Co. Holdings, LLC prior to our initial public offering and non-competition and pledge agreements with those of our U.K.-based managing directors who were partners of Greenhill & Co. International LLP prior to our IPO. Signatories to these agreements include those officers who served as our named executive officers in 2007 other than Ms. Ekman. Accordingly, the references in this section to ‘‘managing director’’ only include those managing directors (Messrs. Greenhill, Bok, Borrows, Niehaus, Liu and Rodriguez); we also refer to those managing directors in this section as the ‘‘covered managing directors’’. The following are descriptions of the material terms of (1) each such employment, non-competition and pledge agreement and (2) each such non-competition and pledge agreement (other than the base salary, benefits, confidentiality, termination of employment and transfer of client relationships provisions described below which are not included in the non-competition and pledge agreements), including any amounts or time periods that are specific to our named executive officers. With the exception of the few differences noted in the description below, the terms of each employment, non-competition and pledge agreement and non-competition and pledge agreement are in relevant part identical.

Each employment, non-competition and pledge agreement and each non-competition and pledge agreement (other than the base salary, benefits, termination of employment and transfer of client relationships provisions, which are not included in the non-competition and pledge agreements) provides as follows:

Base Salary.    Each covered managing director who devotes 100% of his time to Greenhill will be paid an annual base salary of $600,000. The amount of each covered managing director’s annual salary is subject to annual review by the Compensation Committee. In addition, a covered managing director may be awarded an annual bonus in an amount determined in the sole discretion of the Compensation Committee.

Benefits.    Each covered managing director will be entitled to participate in all of our employee retirement and welfare benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) savings plan, profit sharing plan and equity incentive plan.

Confidentiality.    Each covered managing director is required to protect and use ‘‘confidential information’’ in accordance with the restrictions placed by us on its use and disclosure.

Non-competition.    During the period ending 12 months after the date a covered managing director ceases to provide services to us, or in the case of all initial members of the Management Committee, during the period ending 24 months after the date such managing director ceases to provide services to us, that covered managing director may not:

o	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

o	engage in any business activity in which we operate.

‘‘Competitive enterprise’’ means any business (or business unit) that engages in any activity in which we or any of our subsidiaries engage at the time such covered managing director ceases to provide services to us, including investment banking financial advisory services and merchant-banking and related services. These restrictions on competition will expire in 2009. As a result, any covered managing director who continues to provide services to us then will no longer be subject to the non-competition restrictions. However, any covered managing director whose service with us terminates prior to May 11, 2009 will remain subject to the non-competition restrictions until the expiration of that covered managing director’s 12-month or 24-month restriction period following his or her termination of service with us, unless the covered managing director’s service with us has been terminated without cause in connection with a Change in Control and the covered managing director will then no longer be subject to the non-competition restrictions. ‘‘Change in Control’’ is defined in our equity incentive plan.

In addition to the provisions relating to non-competition in the agreements described above, that portion of any new grants of restricted stock units which remains unvested at retirement is subject to forfeiture (as defined in the Equity Incentive Plan) unless the retiring managing director enters into a senior advisor agreement with us. The terms of the senior advisor agreement will provide, among other things, that for the three year period during which a retired managing director serves as a senior advisor, he will not compete with us (on the same terms as described above). The non-compete provision in the senior advisor agreement (if and when entered into) would effectively extend the non-compete provisions described above for a period of three years.

Non-solicitation.    During the period ending 12 months after the date a covered managing director ceases to provide services to us, that managing director may not, directly or indirectly, in any manner solicit any of our employees (at an associate or above level) to apply for, or accept employment with, any competitive enterprise.

Liquidated Damages.    In the case of any breach of the non-competition or non-solicitation provisions, the breaching managing director will be liable for liquidated damages. The amount of liquidated damages for each named executive officer (other than Ms. Ekman) is as follows:

o	Robert F. Greenhill: $56.6 million

o	Scott L. Bok: $18.8 million

o	Simon A. Borrows: $18.8 million

o	Robert H. Niehaus: $14.2 million

o	John D. Liu: $2.0 million

o	Harold J. Rodriguez, Jr.: $2.0 million

For each of the other covered managing directors, the amount of liquidated damages is between $2.0 million and $18.8 million.

Pledge in Connection with Liquidated Damages.    The liquidated damages provision in each covered managing director’s employment, non-competition and pledge agreement or non-competition and pledge agreement, as applicable, will be secured by a pledge of our common stock owned by that managing director (including through indirect ownership and ownership through affiliated entities), subject to a minimum pledge of our common stock generally with a value equal to the liquidated damages amounts described above. Each pledge of our common stock will terminate on the earliest to occur of:

o	the death of the relevant managing director;

o	the expiration of the 12-month period or 24-month period, as applicable, following the termination of the service of the relevant managing director or, if the relevant managing director’s service with us was terminated without cause in connection with a Change in Control (as defined in the equity incentive plan described below), on the date of the managing director’s termination of service; or

o	May 11, 2009 (unless service has been terminated earlier).

These liquidated damages are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any non-competition or non-solicitation provisions contained in those awards.

Transfer of Client Relationships.    Each covered managing director is required, upon cessation of his or her services, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he or she worked.

Termination of Employment.    Each employment, non-competition and pledge agreement may generally be terminated by either that covered managing director or us on 90 days’ prior written notice, subject to the continuing survival of the non-competition, non-solicitation, liquidated damages, transfer of client relationships and confidentiality provisions described above, to the extent applicable.

Nonexclusivity.    The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief to which we may be entitled for a breach of the non-competition provisions.

Certain Relationships and Related Transactions

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the firm. Therefore, to ensure such transactions are given due consideration, both our Audit Committee and our Nominating and Governance Committee are charged with, among other things, the responsibility for reviewing transactions between the firm and related parties.

Related Transactions Involving Our Directors and Executive Officers

Tax Indemnification Agreement and Related Matters

An entity that has historically operated in corporate form generally is liable for any adjustments to the corporation’s taxes for periods prior to its initial public offering. In contrast, the members of our predecessor Greenhill & Co. Holdings, LLC, rather than Greenhill, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to the operations of Greenhill & Co. Holdings, LLC and its affiliates prior to the IPO. In connection with the IPO, we entered into a tax indemnification agreement to indemnify each member (and beneficial owner thereof) of Greenhill & Co. Holdings, LLC and each partner of Greenhill & Co. International LLP (including Messrs. Greenhill, Bok, Borrows, Niehaus, Rodriguez and Liu) against certain increases in each tax indemnitee’s taxes that relate to activities of Greenhill & Co. Holdings, LLC and its affiliates in respect of periods prior to the IPO. We will be required to make additional payments to offset any taxes payable by a tax indemnitee in respect of payments made pursuant to the tax indemnification agreement only to the extent the payments made to that tax indemnitee exceed a fixed amount. Any such payment of additional taxes by Greenhill will be offset by any tax benefit received by the additional tax indemnitee.

The tax indemnification agreement includes provisions that permit Greenhill to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Transfer Rights Agreements

Persons and Shares Covered.    At the time of our IPO, we entered into a transfer rights agreements with each of our covered managing directors, including our named executive officers (other than Ms. Ekman). The shares covered by each covered managing director’s transfer rights agreement include all shares of our common stock owned by that covered managing director as of the closing of the IPO (including through indirect ownership and ownership through affiliated entities) and shares received by that managing director (directly or indirectly) in exchange for or in respect of his or her shares of our common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of shares, but does not include any restricted stock units awarded to that managing director under our equity incentive plan. The shares of our common stock covered by each transfer rights agreement are referred to as covered shares.

When a covered managing director ceases to be our employee for any reason other than death, the managing director will continue to be bound by all the provisions of the transfer rights agreement until the covered managing director holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions other than the continuing provisions of the transfer rights agreement.

Each transfer rights agreement will remain in effect in the event the covered shares are converted into a different security as a result of a business combination or other similar transaction.

Transfer Restrictions.    Each covered managing director has agreed, among other things, except as described below, not to transfer, and to maintain sole beneficial ownership of, his or her covered shares until May 11, 2009. Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

Sales Through Underwritten Public Offerings.    Our underwritten public offering committee, as described below, may approve one or more underwritten public offerings to sell covered shares, subject to the restrictions described below. Each covered managing director who:

o	continues to work for us or has suffered a termination of employment resulting from a disability (or the heir or estate of any managing director who has died) or

o	retired from us at age 65 or greater with not less than two years of service with us following May 11, 2004,

will be entitled to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other managing directors so participating, or on a lesser basis at his or her request. We may (but are not obligated to) give priority to managing directors who have increased tax liabilities of the types we have agreed to indemnify (see ‘‘Certain Relationships and Related Transactions — Tax Indemnification Agreement and Related Matters’’). Our underwritten offering committee currently consists of Robert F. Greenhill (who chairs the committee), Scott L. Bok and Simon A. Borrows. Approval of an underwritten offering by the committee will require approval of either the chair of the committee or the joint approval of the other two members of the committee. Approval of an underwritten public offering by the committee is subject to the further limitations contained in each transfer rights agreement, including that we have the right to refuse to effect an underwritten public offering at the request of our covered managing directors if the number of shares included in the request is less than 5% of the number of shares of common stock outstanding at the time the request is made.

Covered shares will also be subject to any underwriters’ lock-up then in effect.

In addition, subject to the approval of the underwritten offering committee, our covered managing directors will have the right to participate in underwritten offerings effected by the Company for other purposes, subject to the limitations described above and certain other limitations.

Furthermore, the Compensation Committee may approve requests by a covered managing director to transfer covered shares to family members, family trusts or charitable organizations, which transferees will be subject to the same transfer restrictions under the transfer rights agreement.

Sales in Compliance With Rule 144 Under the Securities Act of 1933.    Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, managing directors generally will not be permitted to transfer covered shares prior to May 11, 2009 through sales effected in compliance with Rule 144 under the Securities Act of 1933 or otherwise. However, each of Robert F. Greenhill and Lord James Blyth are permitted to sell (or cause to be sold through affiliated entities) covered shares in compliance with Rule 144 under the Securities Act of 1933. Furthermore, upon a termination of a managing director’s employment due to his or her death or disability, such managing director or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144 under the Securities Act of 1933, regardless of when such termination of employment occurred.

Compliance With Securities Laws.    In addition to the restrictions set forth above, covered managing directors will need to comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer.

All transfer restrictions applicable to a covered managing director under the transfer rights agreement terminate upon death of such managing director.

Dividends.    To the extent dividends are paid on covered shares while the covered managing director remains subject to the transfer restrictions of the transfer rights agreement, the covered managing director will be entitled to such dividends.

Voting.    Each covered managing director will be entitled to full voting rights with respect to his or her covered shares.

Term and Amendment.    Each transfer rights agreement will continue in effect until May 11, 2014 unless earlier terminated by us. Each transfer rights agreement may generally be amended or waived at any time by the mutual consent of the covered managing director and us.

Relationship with the Greenhill Merchant Banking Funds

Greenhill has an indirect interest in three different merchant banking funds and one venture fund, which we refer to as Greenhill Capital Partners I (or Fund I), Greenhill Capital Partners II (or Fund II), Greenhill Capital Partners Europe (or GCP Europe) and Greenhill SAVP (or GSAVP), each of which consists of several related fund vehicles which generally invest in parallel on a pro rata basis (we refer to those funds collectively as the ‘‘Funds’’).

Each of the Funds is advised by a managing general partner, which makes investment decisions and is entitled to receive from the funds an override of 20% of the profits earned by the funds over specified thresholds, subject to certain exceptions. In particular, Fund I is advised by two general partners, which we refer to as the Original General Partner and the Managing General Partner. The Original General Partner is entitled to an override of 20% of the profits earned by Fund I over a specified threshold, in each case solely with respect to investments made by Fund I prior to 2004. The Managing General Partner is entitled to receive from Fund I an override of 20% of the profits earned by the funds over a specified threshold with respect to all other investments of Fund I. The Original General Partner is controlled by Robert F. Greenhill, Scott L. Bok, Robert H. Niehaus and V. Frank Pottow in their individual capacities. Greenhill has an indirect minority, non-controlling interest in the Original General Partner and is entitled to 5% to 11% of the profit overrides earned by the Original General Partner in Fund I. The remainder of the profit overrides have been allocated to managing directors and officers of Greenhill.

The managing general partners of the Funds (other than the Original General Partner) are controlled by Greenhill. Greenhill recognizes as revenue 100% of the profit overrides earned by the managing general partners (except as described above). Approximately one-half of such profit override is allocated as compensation, at the discretion of Greenhill, to Greenhill managing directors and other employees involved in the management of Funds.

Greenhill’s employees, including all of its executive officers and directors, committed an aggregate of $292 million of capital to the Funds’ total committed capital of $1.8 billion.

Greenhill and those employees who made capital commitments to the Funds (including all of the executive officers) have entered into a series of agreements with Funds (the ‘‘Partnership Agreements’’). The principal terms of such Partnership Agreements are as follows:

All limited partners in Fund II, GCP Europe and GSAVP who are managing directors or other employees of Greenhill have agreed to pay during the commitment period an annual management fee to the respective managing general partner of such Fund ranging from 1.5% and 2.5% of the capital committed by such limited partners. The commitment period for Fund II will terminate on June 7, 2010, for GCP Europe on December 31, 2012 and for GSAVP on September 30, 2011, in each case, unless extended or terminated earlier by the general partner in accordance with the terms of the applicable Partnership Agreements. Upon termination of the relevant commitment period, the annual management fee will be reduced to 1% of the invested capital in the case of Fund II, 2% in the case of GCP Europe, and 1.5% in the case of GSAVP. No management fee or profit override is payable in respect of the capital committed by Greenhill. Limited partners who are employees of Greenhill (with certain exceptions) have also agreed to pay to the managing general partners of the funds certain the profit overrides. The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.

Relationship with Barrow Street Capital

Barrow Street Capital LLC, or Barrow Street Capital, is a real estate merchant banking firm founded in 1997. One of Barrow Street Capital’s two managing principals is Robert F. Greenhill, Jr., son of Robert F. Greenhill, the Chairman of Greenhill. Barrow Street Capital’s chairman is Peter C. Krause, one of Greenhill’s managing directors, and its investment committee includes Robert F. Greenhill, Jr., Robert F. Greenhill and Peter C. Krause and other principals of Barrow Street Capital.

The Barrow Street Capital Real Estate Funds

Greenhill has committed $5.0 million to Barrow Street Capital Real Estate Fund III (‘‘BSREF III’’), with its investment bearing no management fees or profit override. Certain of Greenhill’s managing directors also committed capital to BSREF III. Greenhill’s investment will entitle it to receive 25% of any profit overrides earned by BSREF III. Greenhill’s managing directors (other than Peter C. Krause in his capacity as Chairman of Barrow Street Capital) receive no participation in profit overrides in BSREF III.

Use of Corporate Aircraft

Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his spouse for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Mr. Greenhill reimburses the company for the actual out of pocket costs associated with the operation of the company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2007, Mr. Greenhill reimbursed us $135,332 for such costs incurred in 2007.

In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2007 we paid $24,067 to an entity controlled by Mr. Greenhill on account of such expenses.

Use of Hangar Space

Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2007 Riversville Aircraft Corporation paid us $56,800 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party.

Audit Committee Report and Payment of Fees to Auditors

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.

The consolidated financial statements of Greenhill, Inc. for the year ended December 31, 2007, were audited by Ernst & Young LLP, independent auditors for Greenhill.

As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.	Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees);

3.	Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.	Discussed with the independent auditors their independence.

Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Greenhill

Stephen L. Key, Chairman
John C. Danforth
Isabel V. Sawhill

Auditor Fees

Ernst & Young LLP served as our principal auditors for 2007. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2006 and 2007 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2006 and 2007 and for all other services performed for fiscal years 2006 and 2007 by Ernst & Young LLP.

	2006	2007
Audit Fees	$609,555	$647,000
Audit-Related Fees	93,870	36,500
Tax Fees	68,531	—
All Other Fees	11,540	3,630

In addition, Ernst & Young LLP served as the auditors of Greenhill Capital Partners and GSAVP and received fees for audit, tax and other services rendered in 2006 and 2007 of $753,411 and $450,726, respectively.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee.

Item 2 — Ratification of Selection of Auditors

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2008. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. If the selection is not ratified, our Audit Committee will reconsider its selection.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2008. Proxies will be voted FOR ratifying this selection unless otherwise specified.

ITEM 3 — APPROVAL OF EQUITY INCENTIVE PLAN

We maintain equity-based compensation arrangements designed to attract, retain and motivate our officers and employees who are the key to our success. These arrangements were established pursuant to the Greenhill & Co., Inc. Equity Incentive Plan (which we refer to as the Equity Incentive Plan) which we adopted in 2004, at the time of our initial public offering. The Board of Directors believes that these arrangements have been effective in providing such incentives and that such arrangements will be instrumental for us to be able to continue to attract and retain outstanding employees. The Compensation Committee of the Board of Directors approved certain changes in the Equity Incentive Plan in 2008, which are reflected in the summary of the plan set out below.

Our Equity Incentive Plan is being presented for stockholder approval to comply with the requirements of the New York Stock Exchange and to qualify certain awards as performance-based awards under Section 162(m) of the Internal Revenue Code. If our stockholders do not approve our Equity Incentive Plan, we will no longer be able to make grants under such plan and we will lose an important element of our compensation philosophy, which is described in greater detail on pages 11-13 of this proxy statement.

As of February 21, 2008, there were 26,918,420 shares of common stock available for grant under our Equity Incentive Plan.

The Board of Directors recommends a vote FOR the approval of our Equity Incentive Plan.

Our Equity Incentive Plan is attached as exhibit A to this proxy statement. The principal features of the Plan are summarized below.

Purpose.    The purposes of the Equity Incentive Plan are to attract, retain and motivate key employees and directors of and consultants and advisors to Greenhill and to align the interests of key employees, directors, consultants and advisors with shareholders through equity-based compensation and enhanced opportunities for ownership of shares of our common stock.

Administration.    The Equity Incentive Plan is administered by our Compensation Committee, or any successor committee thereto, or another committee of our Board of Directors appointed or designated by the Board of Directors, in each case, composed of no fewer than two directors each of whom is a ‘‘non-employee director’’ within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (which we refer to as the 1934 Act), and an ‘‘outside director’’ within the meaning of Section 162(m) (as defined below). To the extent permitted by law, the Compensation Committee may delegate to one or more of our officers the authority to grant awards except that such delegation cannot be made in respect of awards for a person covered by Section 16 of the 1934 Act.

Vesting Schedule.    The Compensation Committee has the authority to determine the vesting schedule applicable to each award.

Settlement of Awards.    The Compensation Committee has authority under the Equity Incentive Plan to determine whether, to what extent and under what circumstances awards under the Equity Incentive Plan may be settled, paid or exercised in cash, shares of common stock or other awards under the Equity Incentive Plan or other property, or canceled, forfeited or suspended.

Deferral of Awards.    Subject to applicable law, the Compensation Committee will determine whether, to what extent, and under what circumstances cash, shares of common stock, other securities, other awards under the Equity Incentive Plan, other property, and other amounts payable with respect to an award under the Equity Incentive Plan shall be deferred either automatically, or at the election of the holder thereof, or of the Compensation Committee.

Section 162(m).    Subject to the terms of the Equity Incentive Plan, the Compensation Committee has the authority and discretion to determine the extent to which awards under the Equity Incentive Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Internal Revenue Code (‘‘Section 162(m)’’), and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Compensation Committee determines to be necessary or appropriate to conform to such requirements.

Shares Available.    Subject to adjustment, the maximum number of shares of common stock that may be delivered pursuant to awards granted under the Equity Incentive Plan is 30,000,000. The number of shares of our common stock available for future grants, as of February 21, 2008, was 26,918,420.

Shares of common stock to be issued under the Equity Incentive Plan may be made available from authorized but unissued common stock of the Company, common stock held by the Company in its treasury, or common stock of the Company purchased by the Company on the open market or otherwise. During the term of the Equity Incentive Plan, we will at all times reserve and keep available the number of shares of our common stock that shall be sufficient to satisfy the requirements of the Equity Incentive Plan.

If any shares of our common stock covered by an award (other than a Substitute Award as defined below), or to which such an award relates, terminate, lapse or are forfeited or cancelled, or such an award is otherwise settled without the delivery of the full number of shares of our common stock underlying the award, then the shares of our common stock covered by such award, or to which such award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become available for issuance under the Equity Incentive Plan. Shares of our common stock underlying Substitute Awards shall not reduce the number of shares of our common stock available for delivery under the Equity Incentive Plan. A ‘‘Substitute Award’’ under the Equity Incentive Plan is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by us or with which we combine.

Adjustments.    The Compensation Committee has the authority to adjust the terms of any outstanding awards and the number of shares of common stock issuable under the Equity Incentive Plan for any increase or decrease in the number of issued shares of common stock resulting from a reorganization, merger, consolidation, stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the common stock, or any other event that the Compensation Committee determines affects our capitalization.

Eligibility.    All of our full-time or part-time employees (including an officer or director who is also an employee) or those of our affiliates and any of our consultants or advisors selected by the Compensation Committee are eligible to participate in the Equity Incentive Plan. Other than for awards of Incentive Stock Options (as described below), any individual or individuals to whom an offer of employment has been extended, a member of our Board of Directors or a member of the Board of Directors of any of our subsidiaries may also receive awards under the Equity Incentive Plan at the discretion of the Compensation Committee. Holders of equity-based awards issued by a company acquired by us or with which we combine are eligible to receive Substitute Awards under the Equity Incentive Plan.

Grant of Awards.    The Compensation Committee may grant the following five types of awards under the Equity Incentive Plan: (i) Restricted Stock Units, (ii) Options, (iii) Restricted Stock Awards, (iv) Other Stock-Based Awards and (v) Performance Awards (each an ‘‘Award’’). To date, we have only made awards of restricted stock units and performance awards under the Plan, and we expect that we will continue to grant such awards in the future.

The Equity Incentive Plan includes limits on the Awards which may granted in any calendar year to any employee who is a ‘‘covered employee’’ under Section 162 (m) and who is expected to receive in excess of $1 million of compensation in such year (whom we refer to as a ‘‘covered employee’’). No covered employee may be granted, in any calendar year, Options that related to more than 700,000 Shares, Performance Awards denominated in Shares that relate to more than 700,000 Shares, and Performance Awards denominated in cash or valued with reference to property other than Shares with a maximum dollar value payable equal to $25,000,000.

An Award of Restricted Stock Units consists of contractual rights denominated in shares of our common stock and represents a right to receive the value of a share of our common stock (or a percentage of such value, which percentage may be higher than 100%). Restricted Stock Units underlying such Awards are subject to restrictions and such other terms and conditions as the Compensation Committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Compensation Committee may deem appropriate.

Performance Awards.    The Equity Incentive Plan also permits the Compensation Committee to grant Performance Awards. A Performance Award is an Award under the Equity Incentive Plan that the Compensation Committee intends to qualify as ‘‘qualified performance based compensation’’ under Section 162(m), and which Award is made to an individual who is a ‘‘covered employee’’ as discussed above. Performance Awards shall become earned and payable if preestablished targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Compensation Committee: (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) earnings available to common shareholders, (xi) ratio of compensation and benefits to net revenues and (xii) execution and origination of assignments directly related to the individual covered employee. Such targets may relate to the Company as a whole, to one or more units thereof or to the ‘‘covered employee’’, and may be measured over such periods, as the Compensation Committee shall determine.

Termination of Employment.    Except as otherwise determined by the Compensation Committee or provided by the Compensation Committee in an applicable agreement under the Equity Incentive Plan, in case of termination of employment or cessation of services:

(a)    for reason of death, Disability (as defined) or Retirement (as defined), any unvested Restricted Stock Award or Restricted Stock Unit Award then held by such participant shall be immediately accelerated and become fully vested, exercisable and payable and any such Award that is an Option shall automatically expire on the earlier of (i) the date the Option would have expired had the participant continued in such employment and (ii) one year after the date such participant’s service ceases; and

(b)    by the Company for cause (as determined by the Compensation Committee in its sole discretion), otherwise (i) any Award that is a Restricted Stock Unit or Restricted Stock Award then held by such participant which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment and (ii) any Option then held by such participant to the extent exercisable shall automatically be forfeited in full and canceled by the Company on the date such participant’s service ceases;

(c)    by the Company without cause (as determined by the Compensation Committee in its sole discretion) within two years following the occurrence of a Change in Control or upon a termination of employment by the Company without cause (as determined by the Compensation Committee in its sole discretion) six months prior to the occurrence of a Change in Control if the Compensation Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment ‘‘in connection with’’ the occurrence of a Change in Control):

(i)    any Restricted Stock Award or Restricted Stock Unit Award then held by such participant will be immediately accelerated and become fully vested and payable, and

(ii)    any Option then held by such participant will be immediately accelerated and become fully vested, exercisable and payable shall automatically expire on the earlier of (A) the date the Option would have expired had such participant continued in such employment and (B) one year after the date such participant’s service ceases; and

(d)    for any reason other than death, Disability, Retirement, cause (as determined by the Compensation Committee in its sole discretion) or in connection with the occurrence of a Change in Control:

(i)    any time vesting Restricted Stock Award or time vesting Restricted Stock Unit Award then held by such participant whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company on the date such participant’s service ceases,

(ii)    any Option then held by such participant to the extent exercisable shall automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such service and (B) 180 days (or 90 days in the case of Options that are intended to qualify as an incentive stock option under Section 422 of the Code) after the date that such participant’s service ceases, and

(iii)    any Restricted Stock Unit Award or Restricted Stock Award then held by such participant which is not then payable and which remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time the Award would have been payable if the termination of employment had not occurred.

Duration of the Equity Incentive Plan.    The Equity Incentive Plan became effective as of the effective date of its adoption by our Board of Directors in 2004. No Award shall be granted under the Equity Incentive Plan after the tenth anniversary of its adoption. However, unless otherwise expressly provided in the Equity Incentive Plan or in an applicable award agreement, any Award theretofore granted may extend beyond such date, and the authority of the Compensation Committee to administer the Equity Incentive Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of our Board of Directors to amend the Equity Incentive Plan, shall extend beyond such date.

Amendment, Modification and Termination of the Equity Incentive Plan.    Except as otherwise provided in an award agreement, our Board of Directors may from time to time suspend, discontinue, revise or amend the Equity Incentive Plan and the Compensation Committee may amend the terms of any award in any respect, provided that no such action will impair the rights of a holder of an outstanding award under the plan without the holder’s consent.

Change in Control.    Except as described in the ‘‘Termination of Employment’’ section above and except as otherwise provided in the applicable agreement under the Equity Incentive Plan, upon the occurrence of a Change in Control, the Compensation Committee shall determine whether outstanding Options under the Equity Incentive Plan shall become fully exercisable and whether outstanding Awards (other than Options) under the Equity Incentive Plan shall become fully vested and payable.

‘‘Change in Control’’ means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Greenhill & Co., Inc. or the sale or other disposition of all or substantially all of the assets of Greenhill & Co., Inc. to an entity that is not an affiliate or that, in each case, requires shareholder approval under the laws of Greenhill & Co., Inc.’s jurisdiction of organization, unless immediately following such transaction, either:

•	at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Greenhill & Co., Inc. that were outstanding immediately prior to the transaction; or

•	at least 50% of the members of the Board of Directors (including directors whose election or nomination was approved by the incumbent directors of Greenhill & Co., Inc.) of the company resulting from the transaction were members of the Board of Directors of Greenhill & Co., Inc. at the time of such Board of Directors’ approval of the execution of the initial agreement providing for the transaction.

Dividend Equivalent Rights.    The Compensation Committee may in its discretion include in the award agreement a dividend equivalent right entitling the participant to receive amounts equal to the dividends that would be paid, during the time such Award is outstanding, on the shares of our common stock covered by such Award as if such shares were then outstanding. We currently pay dividend equivalents in respect of all of our restricted stock units.

Transferability.    Except as the Compensation Committee may otherwise determine from time to time, no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Compensation Committee, a participant may, in the manner established by the Compensation Committee, designate a beneficiary or beneficiaries to exercise the rights of the participant, and to receive any property distributable, with respect to any Award upon the death of the participant.

Tax Matters    The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under our Equity Incentive Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options.    An optionee will not recognize any taxable income upon the grant of an NQSO and we will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the underlying shares of common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. We will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of shares received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.

Incentive Stock Options.    An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and we will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to us, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by us or within 90 days after termination of employment) or if the optionee subsequently engages in a ‘‘disqualifying disposition,’’ as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax. A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a ‘‘disqualifying disposition’’ of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and we will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by us.

Stock Appreciation Rights.    Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price will be taxed as ordinary income to the employee at the time it is received. An SAR settled in cash would be subject to additional taxes under Section 409A of the Internal Revenue Code and, as such, we do not intend to grant such instruments. In general, there will be no federal income tax deduction allowed to us upon the grant or termination of SARs. However, upon the exercise of a SAR, we will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Restricted Stock.    A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Internal Revenue Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to us. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, we generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder’s basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Stock Units.    The grant of an award of restricted stock units will not result in income for the grantee or in a tax deduction for us. Upon the settlement of such an award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction in the same amount.

This disclosure is limited to the federal income tax issues addressed in this discussion. It is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be asserted under the Internal Revenue Code.

NEW PLAN BENEFITS

Awards under the Equity Incentive Plan are granted at the discretion of the Compensation Committee. Therefore, it is not possible at present to determine the amount or form of any award that will be available for grant to any individual during the term of the Equity Incentive Plan. However, awards granted in 2007 and described in the ‘‘Grants of Plan Based Awards’’ table on page 16 and the ‘‘Stock Awards’’ column of the ‘‘Director Compensation 2007’’ table on page 18 may be illustrative of the types of awards that may be expected.

Stockholder Proposals for the 2009 Annual Meeting

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2009 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before November 19, 2008. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Available Information

Our 2007 Annual Report to Stockholders and our Form 10-K, including financial statements for the year ended December 31, 2007, accompany this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2007 or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our Web site at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.

Other Matters

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

Secretary

EXHIBIT A

GREENHILL & CO., INC. EQUITY INCENTIVE PLAN
(as amended and restated)

Section 1.   Purpose.    The purposes of this Equity Incentive Plan (as amended and restated) (the ‘‘Plan’’) are to attract, retain and motivate key employees and directors of and consultants and advisors to Greenhill & Co., Inc. (the ‘‘Company’’) and its subsidiaries and to align the interests of key employees, directors, consultants and advisors with shareholders with equity-based compensation and enhanced opportunities for ownership of shares of the Company’s common stock.

Section 2.   Definitions.    The following terms used in the Plan and any agreement entered into pursuant to the Plan shall have the meaning set forth below:

‘‘Affiliate’’ means (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

‘‘Award’’ means any Option, award of Restricted Stock or Restricted Stock Units, Performance Award, Other Stock-Based Award, or any other right, interest or grant relating to Shares or other property granted pursuant to the Plan.

‘‘Award Agreement’’ means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not be (as determined by the Committee) executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award.

‘‘Board’’ or ‘‘Board of Directors’’ means the Board of Directors of the Company.

‘‘Change in Control’’ means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate or that, in each case, requires shareholder approval under the laws of the Company’s jurisdiction of organization, unless immediately following such transaction, either: (i) at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the Company’s securities were converted or exchanged in such transaction); or (ii) at least 50% of the members of the board of directors (including directors whose election or nomination was approved by the incumbent directors of the Board) of the company resulting from the transaction were members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for the transaction.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘Committee’’ means the Compensation Committee of the Board, or any successor to such committee, or any other committee of our Board appointed or designated by the Board, in each case, composed of no fewer than two directors each of whom is a ‘‘non-Employee director’’ within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, and an ‘‘outside director’’ within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

‘‘Covered Employee’’ means an individual who is both (i) a ‘‘covered employee’’ within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto and (ii) expected by the Committee to be the recipient of compensation (other than ‘‘qualified performance based compensation’’ as defined in Section 162(m) of the Code) in excess of $1,000,000 for the tax year of the Company with regard to which a deduction in respect of such individual’s Award would be allowed.

‘‘Disability’’ means the disability of a Participant (i) such that the Participant is considered disabled under any long term disability plan of the Company, or otherwise (ii) as determined by the Committee in its sole discretion.

‘‘Eligible Person’’ means any full time or part time employee (including an officer or director who is also an employee), consultant or advisor of the Company or any Affiliate selected by the Committee. Other than for awards of Options, ‘‘Eligible Person’’ shall also include any individual to whom an offer of employment has been extended, a member of the Board or a member of the board of directors of a Subsidiary. References to ‘‘employment’’ and related terms in the Plan shall include the provision of services in any capacity.

‘‘Fair Market Value’’ means the closing sale price of the Shares, as reported on the composite tape of New York Stock Exchange, or any other reporting system selected by the Committee on the relevant dates, or, if no sale of Shares is reported for that date, on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of the valuation.

‘‘Incentive Stock Option’’ means any Option designated as an incentive stock option within the meaning of Section 422 of the Code and qualifying thereunder.

‘‘Non-Qualified Stock Option’’ means an Option that is not an Incentive Stock Option.

‘‘Option’’ means an option to purchase a Share or Shares granted under the Plan.

‘‘Other Stock-Based Award’’ means an Award granted pursuant to Section 9 of the Plan.

‘‘Participant’’ means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

‘‘Performance Award’’ means an Award structured in accordance with Section 10 of the Plan.

‘‘Performance Period’’ means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

‘‘Person’’ means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

‘‘Restricted Stock’’ means an award of shares which are subject to certain restrictions and to a risk of forfeiture.

‘‘Restricted Stock Unit’’ means a contractual right granted under Section 8 that is denominated in Shares. Each Restricted Stock Unit represents a right to receive the value of one Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

‘‘Retirement’’ means termination of employment on or after the date the Participant has (i) attained age 65 and completed at least two years of service; (ii) completed at least twelve years of service as a managing director of the Company or its predecessors, or (iii) has completed at least twenty years of service with the Company or its predecessors.

‘‘Share’’ means a share of common stock of the Company, par value $0.01.

‘‘Subsidiary’’ means a company where 50% or more of its issued stock or other membership interests is owned directly or indirectly by the Company at the time an Award is issued under the Plan.

‘‘Substitute Award’’ means an Award granted in assumption of, or in substitution for, an outstanding equity award previously granted by a business or entity all or a portion of which is acquired by the Company or any Affiliate or with which the Company or an Affiliate combines.

Section 3.   Administration.    (a) The Plan will be administered by the Committee. To the extent permitted by applicable law, the Committee or the Board may delegate to one or more officers of the Company the authority to grant awards except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. Subject to and consistent with the provisions of the Plan, the Committee (or its delegate or a delegate of the Board) will have full power and authority, in its discretion, and without limitation, to: (i) select Eligible Persons to become Participants; (ii) determine the type and number of Awards to be granted to each Participant; (iii)

determine the number of Shares to be covered by each Award; (iv) determine the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates; (v) determine the expiration date of any Award; (vi) determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property; (vii) determine any other terms and conditions of, and all other matters relating to, Awards; (viii) prescribe Award Agreements (such Award Agreements need not be identical for each Participant) and amendments thereto; (ix) construe and interpret the Plan and the respective Award Agreements entered into pursuant to the Plan; and (x) make all other determinations necessary or advisable for administering the Plan. All decisions and determinations of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, beneficiaries, and other persons claiming rights from or through a Participant, and shareholders.

(b)    To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the Board delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

Section 4.   Shares Subject to the Plan; Limits on Awards.

(a)    Shares to be issued under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased by the Company in the open market or otherwise. Subject to adjustment made in accordance with Section 12 of the Plan, the maximum number of Shares that may be issued under the Plan will not exceed 30,000,000 Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 12 of the Plan, under the Plan no Covered Employee may be granted in any calendar year (i) Options that relate to more than 700,000 Shares, (ii) Performance Awards denominated in Shares that relate to more than 700,000 Shares and (iii) Performance Awards denominated in cash or valued with reference to property other than Shares with a maximum dollar value payable equal to $25,000,000.

(b)    Shares subject to an Award (other than a Substitute Award) that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of Shares to the Participant will again be available for Awards , and Shares withheld in payment of the exercise price or taxes relating to an Award and Shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall be deemed to constitute Shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan. Shares underlying Substitute Awards shall not reduce the number of Shares available for delivery under the Plan.

Section 5.   Eligibility.    Awards may be granted only to Eligible Persons who are selected to be Participants by the Committee in accordance with the provisions of the Plan. Holders of equity-based awards granted by a business or entity all or a portion of which is acquired by the Company or any Affiliate or with which the Company or an Affiliate combines are eligible to receive Substitute Awards hereunder.

Section 6.   Options.    The Committee is authorized to grant Options to Participants on the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(a)   Exercise Price.    The exercise price of each Option granted under the Plan shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option. Notwithstanding the foregoing, any Substitute Award may be granted with an exercise price per Share other than as required above.

(b)   Term and Termination of Options.    The term of each Option, together with the effect of termination of employment or service by a Participant on such term, will be determined by the Committee, but in no event will an Option be exercisable, either in whole or in part, after the expiration of ten years from the date of grant of such Option.

(c)   Exercise of Option.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable and shall determine the time in which Options shall be exercisable in whole or in part and the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Shares, or other property (including notes and other contractual obligations of Participants to make payment on a deferred basis, such as through ‘‘cashless exercise’’ arrangements, to the extent permitted by applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered in satisfaction of Options to Participants.

Section 7.   Incentive Stock Options.    In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other benefit plans of the Company or any Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to participants who are employees of the Company or a Subsidiary of the Company. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

Section 8.   Restricted Stock and Restricted Stock Unit Awards.    The Committee is authorized to grant Restricted Stock and/or Restricted Stock Units to Participants.

(a)   The Awards granted under this Section 8 shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(b)   Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

(c)   If the Committee intends that an Award of Restricted Stock or Restricted Stock Units shall constitute or give rise to ‘‘qualified performance based compensation’’ under Section 162(m) of the Code, such Award of Restricted Stock or Restricted Stock Units may be structured in accordance with Section 10 and any such Award of Restricted Stock or Restricted Stock Units shall be considered a Performance Award for purposes of this Plan.

Section 9.   Other Stock-Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9.

Section 10.   Performance Awards.

(a)   General.    Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

(b)   Performance Awards Granted to Covered Employees.    If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as ‘‘performance-based compensation’’ for purposes of Section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 10(b). The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for ‘‘performance-based compensation’’ within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

(c)   Performance Goals Generally.    The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 10. The performance goals shall be objective, shall be pre-established by the Committee and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(d)   Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenues, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) stock price, (x) earnings available to common shareholders, (xi) ratio of compensation and benefits to net revenues and (xii) execution and origination of assignments directly related to the individual covered employee. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Committee shall determine. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(e)   Settlement of Performance Awards; Other Terms.    Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, or a combination thereof, in the discretion of the Committee. Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to Paragraph (b) above. Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as ‘‘performance-based compensation’’ for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant.

Section 11.   Termination of Employment.    Unless otherwise determined by the Committee or provided by the Committee in the applicable Award Agreement, the following provisions shall apply:

(a)   Upon a termination of employment as a result of death, Disability or Retirement:

(i)   any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

(ii)   any Option then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable and will expire on the earlier of (A) the date the option would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.

(b)   Upon termination of employment by the Company for cause (as determined by the Committee in its sole discretion):

(i)   any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company upon such termination of employment, and

(ii)   any Option then held by the Participant, to the extent exercisable, will automatically be forfeited in full and canceled by the Company upon such termination of employment.

(c)   Upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) within two years following the occurrence of a Change in Control or upon a termination of employment by the Company without cause (as determined by the Committee in its sole discretion) six months prior to the occurrence of a Change in Control if the Committee reasonably determines in its sole discretion that such termination was at the behest of the acquiring entity (each such termination of employment deemed to be a termination of employment ‘‘in connection with’’ the occurrence of a Change in Control):

(i)   any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable, and

(ii)   any Option then held by the Participant will be immediately accelerated and become fully vested, exercisable and payable shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one year after the date such Participant’s service ceases.

(d)   Upon termination of employment for any reason other than death, Disability, Retirement or termination of employment by the Company for cause (as determined by the Committee in its sole discretion) or in connection with the occurrence of a Change in Control:

(i)   any time vesting Restricted Stock Award or time vesting Restricted Stock Unit Award then held by the Participant whose restrictions have not lapsed will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii)   any Option then held by the Participant, to the extent exercisable, shall automatically expire on the earlier of (A) the date the Option would have expired had the Participant continued in such employment and (B) one hundred and eighty days (or ninety days in the case of an Option that is intended to qualify as an Incentive Stock Option) after the date the such Participant’s service ceases, and

(iii)   any Restricted Stock Award or Restricted Stock Unit Award then held by the Participant which is not then payable and remains subject to achievement of performance vesting goals will be paid in accordance with its terms at the time such Award would have been payable if the termination of employment had not occurred.

Section 12.   Adjustment.    In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects Shares such that an adjustment is appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares by which annual per person Award limitations are measured under Section 4(a), (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

Section 13.   Change In Control.    Subject to Section 11 of this Agreement and except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control, the Committee shall determine whether outstanding Options under the Plan shall become fully exercisable and whether outstanding Awards (other than Options) under the Plan shall become fully vested and payable.

Section 14.   Compliance with Laws; Transferability.

(a)   The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)   Limits on Transferability; Beneficiaries.    Except as the Committee may otherwise determine from time to time, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 14(b) shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

Section 15.   Certain Tax Provisions.

(a)   Withholding.    The Company and any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Notwithstanding any other provision of the Plan, only the minimum amount of Shares deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

(b)   Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).    If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code, such Participant shall notify the Company of such disposition within ten days thereof.

(c)   Section 409A of the Code.    With respect to Awards subject to Section 409A of the Code, if any, the Plan is intended to comply with the requirements of Section 409A, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Section 409A and the related regulations, and the Plan shall operate accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

Section 16.   General Provisions.

(a)   Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(b)   The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have received or executed (if execution is required) an Award Agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(c)   The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In addition, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or after termination of such employment, establishes a relationship with a competitor of the Company or engages in activity which is in conflict with or adverse to the interest of the Company, as determined under the Company’s non-competition policy, as in effect from time to time.

(d)   Subject to applicable law, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, either automatically, or at the election of the Committee or a Participant. Subject to the provisions of the Plan and any Award Agreement, the recipient of the Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (‘‘dividend equivalents’’), with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(e)   If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(f)   Awards may be granted to employees of the Company or any Subsidiary or Affiliate who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to those employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees of the Company or any Subsidiary or Affiliate on assignments outside their home country.

Section 17.   Effective Date; Amendment and Termination.

(a)   The Plan shall become effective upon its adoption by the Board on May 4, 2004.

(b)   Unless the Plan will have been previously terminated by the Board, the Plan will terminate ten years from the date of its adoption. The Board will have the right, at any time to suspend, amend, alter, discontinue or terminate the Plan, provided, however that no such action shall be made without shareholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. No termination of the Plan or action by the Board in amending or suspending the Plan may materially impair the rights of a Participant under any outstanding Award, without the consent of the affected Participant, except any such amendment made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

(c)   The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder of beneficiary of any Award, provided, however, that no such action shall impair the rights of a Participant or holder of beneficiary under any Award theretofore granted under the Plan.

Section 18.   Governing Law.    The Plan will be governed by and construed in accordance with the law of the State of New York.